ROBERT L. THAST

September 18, 2008

NOVA MINING CORPORATION
322 Brightwater Crescent
Saskatoon, SK S7J 5H9

Dear Sirs:

Resignation as Officer and Director

I have read the statements pertaining to my resignation included in the Form 8-K dated September 12, 2008 of Nova Mining Corporation and I agree with the statements contained therein as they relate to my resignation.

Yours truly,

/s/ Robert L. Thast

ROBERT L. THAST